Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-3, File No. 333-119016) and related Prospectus of Jameson Inns, Inc. for the registration of 2,000,000 shares of its common stock, and to the incorporation by reference therein of our report dated February 20, 2004, except for Note 3, as to which the date is March 1, 2004, with respect to the consolidated financial statements and schedule of Jameson Inns, Inc. and our report dated February 20, 2004, with respect to the consolidated financial statements of Kitchin Hospitality LLC, included in Amendment No. 1 to the Annual Report on Form 10-K/A of Jameson Inns, Inc. for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Atlanta, Georgia

December 28, 2004